UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2007

FCB BANCORP

Incorporated Under the Laws of the State of California

333-126401	20-3074387
(Commission File Number)	IRS Employer Identification Number

1100 Paseo Camarillo

Camarillo, California 93010

(310) 277-2265

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Change in Control of Registrant

On March 12, 2007, First California Financial Group, Inc., a Delaware corporation (“First California”), completed the previously announced merger (the “FCB Merger”) of FCB Bancorp, a California corporation (“FCB”), with and into First California pursuant to the Agreement and Plan of Merger, dated as of June 15, 2006 (the “Merger Agreement”), among First California, FCB and National Mercantile Bancorp, a California corporation (“National Mercantile”). The Merger immediately followed the previously announced reincorporation merger of National Mercantile (the “Reincorporation Merger” and, together with the FCB Merger, the “Mergers”) pursuant to which National Mercantile merged with and into its wholly-owned subsidiary, First California.

Pursuant to the Merger Agreement, each share of National Mercantile common stock, no par value per share (“NMB Common Stock”), was converted into the right to receive one share of First California common stock, $0.01 par value per share (“First California Common Stock”), and each share of FCB common stock, no par value per share, was converted into the right to receive 1.7904 shares of First California Common Stock. In addition, each share of National Mercantile series B convertible perpetual preferred stock was converted into the right to receive one share of series A convertible perpetual preferred stock, $0.01 par value per share (“First California Preferred Stock”), of First California. First California will issue an aggregate of approximately 12,301,080 shares of First California Common Stock to former National Mercantile and FCB Bancorp shareholders and 1,000 shares of First California Preferred Stock to former shareholders of National Mercantile. First California will pay cash in lieu of fractional shares of First California Common Stock issued in connection with the merger of FCB with and into First California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CALIFORNIA FINANCIAL GROUP, INC., (as successor by merger to FCB Bancorp)

Date: March 16, 2007	By:	/s/ Romolo Santarosa
Romolo Santarosa
Executive Vice President and Chief Financial Officer